Exhibit 99.1

                 To our employees, shareholders and race fans...

The past 18 months have been full of excitement, challenges and significant transition. In June of 2001 we formed Perfect Line, LLC, to acquire the assets of Silicon Entertainment, Inc. (SEI). SEI had, since 1994, invested tens of millions of dollars to develop the concept, patent the technology, and create the unique NASCAR Silicon Motor Speedway experience.

In August of 2002, Perfect Line became a wholly owned subsidiary of Interactive Motorsports and Entertainment Corp. (OTCBB: IMTS), and received approximately $2.5 million in private equity financing. The Company became essentially debt-free with additional working capital and 12 operating mall racing stores, well positioned for growth.

Post funding, we began assembling a solid management team, each member highly skilled and geared to their individual specialties. Erik Risman was named President and Chief Operating Officer, bringing with him over 30 years of retail, wholesale and consumer products management experience. Philip Langholz was named Director of Stores, utilizing his 25 years of retail experience including having been Director of Stores for a 150-store clothing chain. Dr. Ambuj Jain, a former academic, consultant to various Fortune 500 companies and senior marketing officer at Resort Condominiums International was selected as Chief Marketing Officer. Soon thereafter, Mark Paul was selected as Chief Financial Officer. Mr. Paul was most recently Vice President and CFO for Symons International Group, Inc. We are very sensitive to the importance of management's role in the success of a Company, and are proud to have put together what we believe to be a stellar team of professionals.

In September we reviewed the number of miles raced by our drivers and were pleasantly surprised that over 72 million miles had been driven on the Company's simulators. In an effort to continue the excitement for our loyal fans, we began adding additional racetracks to our menu of virtual speedway driving challenges, starting with the Bristol Motor Speedway. We broke in the new track in classic NASCAR style with "The Bristol Challenge", a national championship with cash, prizes and a trip to the finals in Charlotte, North Carolina for our top 12 qualifiers from around the nation. This promotion proved to be very successful, with over 5000 entries and our first-ever cable television coverage of the finals from G4 TV. G4 TV is a new national digital cable channel whose format is exclusively devoted to the video and virtual gaming industry and is carried on Comcast Cable systems, Insight, AT&T Broadband, Time Warner Cable, Cox Communications and Mediacom.

Our fourth quarter rounded out with the addition of several recognized racing personalities to the IMTS Team. Indianapolis 500 winning car owner and American Safety Insurance (NYSE: ASI) board chairman Fred Treadway, and long-time industry veteran and owner of Motorsports Management International Cary Agajanian, were appointed as independent members of our Board of Directors, bringing their substantial industry knowledge and contacts to the Company. We also had the pleasure of announcing the newly crowned NASCAR Winston Cup Points Champion, Tony Stewart, as our official spokesman and technical advisor. A long time fan of racing in the simulators, Stewart said "I thought it would be both fun and interesting to help make it even better for the fans who race in the simulators."

Anyone who has ever worked on cars can probably relate to the feeling we get developing this company. It's like taking nothing more than a bare chassis and building it into a finely tuned championship racecar.

- William R. Donaldson, Chairman & CEO